Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
GrafTech International Ltd.:

We consent to the incorporation by reference in each of the Registration Statements of GrafTech International Ltd. (formerly known as UCAR International Inc.) on Form S-3 (Nos. 333-26097 and 333-82417), and on Form S-8 (Nos.
33-95546, 33-95548, 33-95550, 333-02560, 333-82393, 333-82411, 333-46680 and
333-75774) of our report dated February 15, 2001, relating to the consolidated statements of operations, stockholders' equity (deficit) and cash flows of UCAR International Inc. and subsidiaries for the year ended December 31, 2000 (before the restatements described in Note 19 to the consolidated financial statements), which report appears in this Form 8-K Form of GrafTech International Ltd.

/s/ KPMG LLP

Nashville, Tennessee
August 14, 2003